Dresser, Inc.

15455 Dallas Parkway, Suite 1100 * Addison, Texas 75001 * phone 972/361-9933 * fax 972/361.9929

Mark Schwetschenau Elected to Dresser, Inc. Board of Directors

DALLAS, TX (May 23, 2005)--Dresser, Inc. announced today that Mark T. Schwetschenau has been elected to its Board of Directors, effective May 17, 2005. Mr. Schwetschenau, who will also serve on the Board's Audit Committee, is Senior Vice President and Controller of Navistar International Corporation (NYSE:NAV). Before joining Navistar, he was Vice President and General Controller of Borden, Inc. and previously held financial management positions with the Quaker Oats Company.

Navistar International Corporation is the parent company of International Truck and Engine Corporation. The Company produces International ® brand commercial trucks, mid-range diesel engines and school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a comprehensive global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

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COMPANY CONTACT:
Don King
Investor Relations
(972) 361-9933
Don.King@dresser.com